EXHIBIT 10(m)

                         AGREEMENT AND GENERAL RELEASE

                                                      Exhibit 10(m)

                         AGREEMENT AND GENERAL RELEASE


            THIS AGREEMENT is made and entered into as of this 5th day of December, 1996 by and between RICHARD A. BACHMANN (the
"Executive") and THE LOUISIANA LAND AND EXPLORATION COMPANY, a
Maryland corporation (the "Company").


                             W I T N E S S E T H :

            WHEREAS, the Executive has been employed by the Company;
and

            WHEREAS, the Executive has resigned all officer positions with the Company and its subsidiaries, and resigned his membership on the Boards of Directors and all Committees of the Company and its subsidiaries and will terminate his status as an employee and retire from the Company as an early retiree effective January 1, 1997; and

            WHEREAS, the Executive and the Company desire to settle fully and finally all matters between them to date, including, but in no way limited to, any issues that might arise out of the Executive's employment or the termination of his employment;

            NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

             1. Effective upon his early retirement on January 1, 1997, the Executive shall become entitled to all of the benefits provided to retirees under the terms of the Company's employee benefit plans, including without limitation full vesting in all outstanding restricted stock and all outstanding stock options becoming fully exercisable until their respective expiration dates in accordance with their terms and subject to the conditions set forth in such options. The Executive's benefits under the Compensatory Benefits Agreement and under The LL&E Compensatory Benefits and Supplemental Excess Plan shall be distributed in ten annual installments commencing in January 2000 (with the amount of each annual installment to be determined by dividing the amount then credited to the Executive's accounts by the number of installments remaining to be paid).

             2. The Company will provide the Executive with a furnished office and part-time secretarial support in the United States city of his choosing for such reasonable period of time as the Chief Executive Officer of the Company may determine, it being understood that such period shall in no event be less than one year.

             3. The Company shall pay to the Executive, at such times and otherwise in accordance with the Company's standard payroll practices, periodic amounts at an annual rate equal to the Executive's annual base salary in effect on the date hereof, until June 30, 1999.

            4. The Executive shall receive a cash bonus pursuant to the Company's Incentive Bonus Program for each of 1996 and 1997, in each case only if such cash bonus is earned in accordance with the terms of the Incentive Bonus Program for such year (deeming, for this purpose only, that the Executive had continued as an executive officer of the Company through the end of such year). Each such bonus shall be paid at the time Incentive Bonuses are scheduled to be paid with respect to the applicable year. If there is a change in control of the Company as that term is defined with Company's Pension Plan and the Executive continues to be in compliance with the terms of this Agreement, the Incentive Bonus payable with respect to 1997 shall not be less than the target level bonus applicable to the 1996 Incentive Bonus Program. The Company shall provide the Executive with information available to all Program participants relative to the achievement of Program goals at the end of each Program.

             5. With respect to any performance shares granted by the Company to the Executive and for which the Performance Cycle has not expired on the date hereof, the Executive shall remain entitled to receive the percentage of performance shares earned in accordance with the terms of such grant (determined without regard to any reduction that would otherwise occur solely by reason of the termination of Executive's employment). Any outstanding performance share award agreements with the Executive are deemed amended to the extent necessary to conform with this Section 5.
The Company shall provide Executive with information available to all holders of performance shares with respect to the achievement of performance goals relative to each applicable Performance Cycle at the end of each Cycle.

             6. Any payments and benefits provided for under this Agreement shall be paid net of any applicable withholding required under Federal, state or local law and any debts or other obligations owed to the Company by the Executive.

             7. The Executive understands and agrees that the consideration described in Sections 3, 4 and 5 of this Agreement is more than the Executive would otherwise be entitled to under the Company's existing plans and policies and that such excess constitutes consideration to the Executive for his undertaking and performing the obligations specified in this Agreement. Except as otherwise expressly provided in this Agreement, the Executive after January 1, 1997 shall be entitled to none of the benefits or other perquisites of employment extended to employees of the Company, and the Executive shall have no right to any benefits under any plan, program, policy or arrangement of the Company which otherwise might be available if his employment had continued after January 1, 1997.

             8. The Executive, to the best of his knowledge, has returned or will as soon as practicable (but in any event no later than 30 days after his resignation as an executive officer of the Company) return to the Company all Company Information and related reports, files, memoranda, and records; credit cards, cardkey passes; door and file keys; computer access codes; software; and other physical or personal property which the Executive received or prepared or helped prepare in connection with his employment and which are in his actual possession or control on or after the date of his resignation as an executive officer of the Company. The Executive has not, to the best of his knowledge, retained and will not intentionally retain any copies, duplicates, reproductions, or excerpts thereof. The term "Company Information" as used in this Agreement means all information relating to the Company or any of its subsidiaries which is not already in the public domain and which is regarded by the Company as confidential, proprietary or private in nature, including, without limitation, information received from third parties under confidential conditions, technical, business, or financial information, and other information concerning the business, contemplated future business prospects, and other affairs of the Company.

             9. The Executive agrees that in the course of his employment with the Company, he has acquired Company Information as defined in Section 8. The Executive understands and agrees that such Company Information has been disclosed to the Executive in confidence and for Company use only. The Executive understands and agrees that he (i) will keep Company Information confidential at all times following his resignation as an executive officer of the Company, (ii) will not disclose or communicate Company Information to any third party, and (iii) will not make use of Company Information on the Executive's own behalf, or on behalf of any third party. In view of the nature of the Executive's employment and the nature of Company Information which the Executive has received during the course of his employment, the Executive agrees that any unauthorized disclosure to third parties of Company Information or other violation, or threatened violation, of this Agreement would cause irreparable damage to the trade secret status of Company Information and to the Company, and that, therefore, the Company shall be entitled to an injunction prohibiting the Executive from any such disclosure, attempted disclosure, violation, or threatened violation. When Company Information becomes generally available to the public other than by the Executive's acts or omissions, it is no longer subject to these restrictions. The undertakings set forth in this Section 9 shall survive the termination of this Agreement or other arrangements contained in this Agreement without limitation.

            10. The Executive agrees and promises that, unless legally required, he will not make any oral or written statements or reveal any information to any person, company, or agency which may be construed to be negative, disparaging or damaging to the reputation or business of the Company, its subsidiaries, directors, officers or affiliates, which would interfere in any way with the business relations between the Company or any of its subsidiaries or affiliates and any of their customers, suppliers or joint venture partners or potential customers, suppliers or joint venture partners or which would adversely affect or conflict with the interests of the Company.

            11. In consideration of the payments and benefits to the Executive under this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Executive, the Executive shall not, during the Noncompetition Period (as hereinafter defined), directly or indirectly, (a) act as a director, officer, employee, manager, trustee, agent, partner, advisor, joint venturer, or consultant of, with or to, or otherwise engage in, any business or businesses that engage in direct competition with those businesses in which the Company and its subsidiaries engaged or proposed to be engaged on January 1, 1997 without the prior written consent of the Company, it being understood that an activity or circumstance shall be deemed to constitute direct competition for purposes of this
Section 11(a) only if such activity or circumstance involves or relates to any of the prospects, plays or asset developments contemplated in the Company's 1997 Budget Summaries, or (b) solicit for employment any of the current employees of the Company. For purposes of this Section 11, the "Noncompetition Period" shall mean the period beginning November 24, 1996 and ending on December 31, 1998.

            12. For a period of ten years from the date of this Agreement (the "Restricted Period"), except as specifically requested in writing by the Company, the Executive, singly or with any other person or directly or indirectly, shall not propose, enter into, or agree to enter into, or encourage any other person to propose, enter into, or agree to enter into (a) any form of business combination, acquisition or other transaction relating to the Company, (b) any form of restructuring, recapitalization or similar transaction with respect to the Company, or (c) any demand, request or proposal to amend, waive or terminate any provision of this Section 12 of this Agreement. Furthermore, during the Restricted Period, except as specifically requested in writing by the Company, the Executive shall not, singly or with any other person or directly or indirectly, (1) acquire, or offer, propose or agree to acquire, by tender offer, purchase or otherwise, any voting securities of the Company except through the exercise of options, (2) make, or in any way participate in, encourage, advise or otherwise facilitate any solicitation of proxies or written consents with respect to voting securities of the Company (it being understood that the mere execution by the Executive of a proxy or written consent shall not be treated as constituting participation in such a solicitation), (3) become a participant in any election contest with respect to the Company, (4) seek to influence any person with respect to the voting or disposition of any voting securities of the Company, (5) demand a copy of the Company's list of stockholders or its other books and records, (6) participate in, encourage, advise with regard to, or otherwise facilitate the formation of any partnership, syndicate or other group that owns or seeks or offers to acquire beneficial ownership of any voting securities of the Company or that seeks to affect control of the Company or for the purpose of circumventing any provision of this Agreement or (7) otherwise act to seek or to offer to control or influence, in any manner, the management, Board of Directors or policies of the Company.

            13. In consideration of the payments and benefits to the Executive under this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Executive, the Executive knowingly, voluntarily and unconditionally hereby forever waives, releases and discharges, and covenants never to sue on, any and all claims, liabilities, causes of actions, judgments, orders, assessments, penalties, fines, expenses and costs (including without limitation attorneys' fees) and/or suits of any kind arising out of any actions, events or circumstances before the date of execution of this Agreement ("Claims") which the Executive has, ever had or may have, including, without limitation, any Claims arising in whole or in part from the Executive's employment or the termination of the Executive's employment with the Company or the manner of said termination; provided, however, that this Section 13 shall not apply to any of the obligations of the Company specifically provided for in this Agreement. This Agreement is intended as a full and final settlement and compromise of each, every and all Claims of every kind and nature, whether known or unknown, which have been or could be asserted against the Company and/or any of its subsidiaries, shareholders, officers, directors, agents, and employees, past or present, and their respective heirs, successors and assigns (collectively, the "Releasees"), including, without limitation --

      (1) any Claims arising out of any employment agreement or other contract, side-letter, resolution, promise or understanding of any kind, whether written or oral or express or implied;

      (2) any Claims arising under the Age Discrimination in Employment Act ("ADEA"), as amended, 29 U.S.C. Section 621 et seq.; and

      (3) any Claims arising under any federal, state, or local civil rights, human rights, anti-discrimination, labor, employment, contract or tort law, rule, regulation, order or decision, including, without limitation, the Americans with Disabilities Act of 1990, 42 U.S.C. Section 12101 et seq., and Title VII of the Civil Rights Act of 1964,
            42 U.S.C. Section 2000e et seq., and as each of these laws have been or will be amended,

except to the extent that any governmental authority or other third party, i.e., other than one of the Releasees, files a charge or institutes an investigation, lawsuit or any proceeding against the Executive based on any event, occurrence or omission during the period of the Executive's employment with the Company, in which case the Executive will be permitted to implead or bring a court action against the Company and/or any of the Releasees for indemnification of any liability or other appropriate remedy, provided such impleader or court action would be available but for this Agreement.

            Notwithstanding anything to the contrary in this
Section 13, the Executive does not release (i) any claim he may have under any employee benefit plan in which he was a participant during his employment with the Company for the payment of a benefit thereunder to which he would be entitled upon his termination of employment on January 1, 1997 in accordance with the terms of such plan or (ii) any claim that he may have under this Agreement.

            14. The Executive understands that this Agreement affects significant rights and represents and agrees that he has carefully read and fully understands all of the provisions of this Agreement, that he is voluntarily entering into this Agreement, and that he has been advised to consult with and has in fact consulted with legal counsel before entering into this Agreement. In particular, the Executive acknowledges that he has been given twenty-one (21) days to carefully consider and voluntarily approve the terms of this Agreement. The Executive understands that, pursuant to the provisions of the ADEA, he shall have a period of seven (7) days from the date of execution of this Agreement during which he may revoke this Agreement via hand delivery of a notice of revocation to the Company's offices to the attention of Frederick
J. Plaeger, II, General Counsel. This Agreement shall not become effective or enforceable until the revocation period has expired.

            15. In the event of any breach by the Executive of this Agreement, the Executive shall relinquish and forfeit (to the fullest extent permitted by law) all payments and benefits hereunder (including, without limitation, payments and benefits already received) to the extent in excess of the payments and benefits he would have received following termination of his employment on January 1, 1997 in the absence of this Agreement, such excess constituting consideration paid and promised to be paid to the Executive for his performing his obligations under this Agreement. To the extent that any payments or benefits have already been received, the Executive shall promptly pay all such relinquished and forfeited payments and benefits to the Company.
In addition, the parties acknowledge that money damages will not be an adequate remedy in respect of a breach by the Executive of his obligations under this Agreement and, accordingly, the Executive agrees that the Company shall be entitled to equitable relief to enforce the provisions of this Agreement.

            16. This Agreement constitutes the entire understanding and agreement between the Company and the Executive with regard to all matters herein and supersedes all prior oral and written agreements and understandings of the parties with respect to such matters, whether express or implied. There are no other agreements, conditions, or representations, oral or written, express or implied, with regard thereto. This Agreement may be amended only in a writing of even or subsequent date, signed by all parties hereto.

            17. If any term or provision of this Agreement, or the application thereof to any person or circumstances, will to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such terms to persons or circumstances other than those as to which it is invalid or unenforceable, will not be affected thereby, and each term of this Agreement will be valid and enforceable to the fullest extent permitted by law.

            18. This Agreement shall be construed and enforced in accordance with the laws of the State of Maryland without reference to its choice of law provisions and shall be binding upon the parties and their respective heirs, executors, successors and assigns. The parties hereto (a) agree that any litigation with respect to this Agreement will be brought only in the Federal District Court in New Orleans or in any court of competent jurisdiction in the State of Maryland, and (b) consent to the personal jurisdiction of such courts.

            19. This Agreement does not constitute any admission of wrongdoing, or evidence thereof, on the part of any parties hereto or the Releases. Except as required by court order, or to enforce the terms of this Agreement, this Agreement may not be used in any court or administrative proceeding.

            20. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

            IN WITNESS WHEREOF, the Company and the Executive have caused this Agreement to be executed as of the date first above written.

                                    THE LOUISIANA LAND AND
                                       EXPLORATION COMPANY



                                    By:______________________________
                                          /s/ H. Leighton Steward
                                          Chairman and Chief
                                          Executive Officer


WITNESS:



_____________________________          ______________________________
/s/ Kenneth W. Orce                    /s/ Richard A. Bachmann